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                                                                 EXHIBIT 10.6(B)

                          Puerto Rico Telephone Company
                              Distributor Contract


Guaynabo, Puerto Rico, December 19, 1995.

                                   WITNESSETH

PUERTO RICO TELEPHONE COMPANY, a corporation organized under the laws of the State of Delaware and authorized to operate in the Commonwealth of Puerto Rico, represented in this case by Mr. Efren Perez Quinones, Vice President of Cellulars/Beepers Telefonica (from now on known as "PRTC") and Cortelco, represented in this case by Edwin Colberg, VP and General Manager (from now on known as Distributor)

Whereas, PRTC at the present time operates the Cellular Radio Service (CRS).

Whereas, the Distributor desires to obtain subscribers for the CRS the means of this agreement.

Whereas, PRTC desires to authorize the Distributor to find in representation of PRTC, subscribers for the CRS.

Therefore, it is mutually agreed as follows:

ARTICLE 1. DEFINITIONS

Cellular Radio Service (CRS) or Cellular Domestic Public Telephone Service.

A. Communication service with license from the Federal Commission Confederation (FCC), which uses cellular radio technology in the provision of cellular telecom service to mobile subscriber and to the public telephone network. (Abbreviated as P.T.D.C.S and also known as "Cellular Service").

     Equipment: Mobile and portable station that is used by the subscriber in conjunction with the Cellular Radio Service.

     Brand: Brand name or commercial brand, ensigns, symbols or decorative designs of PRTC under licenses or sublicense from PRTC to be used in conjunction with the Cellular Radio Service.

     Subscriber: Potential customer or actual customer who is the end user of the CRS provided by PRTC.

     Work Period: The established accounting cycle that consists of thirty (30) calendar days after this contract is awarded and subsequently. The same will serve to regulate the beginning of the subscriber registered accounting period and it will be used for compensation purposes.

     ARTICLE 2. APPOINTMENT

     In the means of this Agreement PRTC will authorize the Distributor to offer to the public the CRS as a distributor of PRTC. As such, the Distributor is authorized to obtain subscribers

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     for the CRS and refer those subscribers to the PRTC or to the authorized resellers. The Distributor will not be considered as an employee or agent of PRTC, or any of its company affiliates, however it will be considered as an independent contractor.

     The Distributor agrees to refer its customer to PRTC's CRS during the term of this contract. PRTC will assign the number as soon as requested by Distributor, subject to availability and/or legal restriction or regulation. The assignment and/or activation will be taken by PRTC only during regular working hours from Monday to Saturday, except Holidays.

     ARTICLE 3. TERMS AND TERMINATION OF AGREEMENT

     This Agreement will be effective initially for one year, beginning as stipulated by both parties and will continue to be valid subsequently from year to year, unless and until it is terminated by any of the parties at any time by the means of a written notification to the other party with at least 30 days notification.

     PRTC can terminate this contract if the Distributor activates less than 96 subscribers to the CRS during the term of a year. PRTC reserves the right to modify prior thirty days written notice, the quantity of minimum activations required to contract renewals.

     The termination will apply prospectively and will cancel any order, which was submitted before the termination date or that was pending to be completed before the termination.

     ARTICLE 4. PROCEDURES RELATED TO THE SALE OF CRS

     The Distributor agrees to obtain subscribers for the CRS at the rates under the terms and conditions specified by PRTC. The Distributor will use the service orders that use PRTC and any other document/form that is necessary to provide the CRS to each subscriber. These service orders have to be signed by each subscriber for it to be accepted by PRTC.

     Subject to laws and regulations applicable, PRTC has the right to reject any subscriber if he does not honor the rules that are applicable to the credit norms. The Distributor agrees to comply with all the reasonable procedures to verify the credit rules established by PRTC to accept such as a subscriber.

     When the Distributor obtains a subscription for CRS, the subscriber will then be converted, as a client of PRTC for CRS and PRTC will invoice directly to subscriber. PRTC is responsible to collect to the subscriber all charges of the CRS.

     Subject to the approval of regulation that is required, PRTC will determine and periodically modify the rates for CRS and notify to the Distributor of each modification as soon as it is possible. The rate modification will apply to existing and future subscribers.

     ARTICLE 5. COMPENSATION AND PAYMENT TERMS

A. For the Distributor to have the right to receive a commission, as per specified in clause 5(C) of this contract, referred by the Distributor the subscriber remain in service for at least one hundred and fifty (150) calendar days since the activation date.

     PRTC will notify the activation date to the Distributor 15 on/or before 15 days after receipt of service order. If the subscribe does not remain as a client of PRTC during the minimum period of 150 days, the PRTC could make a charge back in the next invoice to the Distributor to discount the payment from the commission such quantity equal to the payment in the case that the subscriber does not remain as a customer during the minimum period.

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     PRTC will pay to the Distributor a commission for each subscriber referral as specified in Exhibit A, which will be paid only once for each referral.

B. During the first five (5) days of the current working period the Distributor should send to PRTC or invoice with the commission earned during the immediate past working period. The invoice should include the subscriber name, Service Order Number, the assigned telephone number, and the activation date. Each invoice shall be accomplished by the original contract of cellular service for each new subscriber that the Distributor is claiming for the commission including that contract that a deposit was required.

C. PRTC will pay to the Distributor the commission in the following 30 days after receipt of the invoice.

ARTICLE 6. DEPOSITS AND ADVANCED PAYMENTS

To safeguard PRTC interest, PRTC could request the petitioner or Distributor to make an adequate deposit to keep it as a guaranteed payment and/or request an advanced payment and/or a Financial Guarantee Bond "For the sum of $5,000".

The deposits will be subject to the tariff regulation of Puerto Rico Telephone Company including the prevailing type percent (%) of interest payment.

In the case of the guarantor cancelling the bid or bids mentioned in a written notification, PRTC should receive such notifications under the same terms as the Distributor.

The deposits made by the subscriber and requested by PRTC and received by the Distributor will be delivered to PRTC with the Order Service. PRTC will only receive individual deposits by each subscriber, payable to the order of PRTC by cash, check and/or money order.

ARTICLE 7. BRAND UTILIZATION

Distributor will not appear as if directly or indirectly, without the authorization of PRTC, that is sponsored, authorized, endorsed, affiliated or agent of PRTC or any affiliation or successor, including but not limited to the use of the name "Puerto Rico Telephone Company" or any of its affiliates, or any imitation of colors used on or part of any name of Company or brand or in any other form deception or confusion without the written consent of PRTC. However, the Distributor expressly is obliged to identify all units of terminal equipment that it distributes with PRTC's logo that will be provided by PRTC at no charge.

ARTICLE 8. PROVISION OF THE RADIO MOBILE UNIT

     A. PRTC will not be responsible for the installation, the transmission nor maintenance of the radio mobile unit of any Distributor.

     B. The operative characteristic of the mentioned equipment will be such that it will not interfere with the services provided by PRTC.

ARTICLE 9. RULES AND PROCEDURES

Distributor is obliged to comply as it may apply, with all the rules and regulations pertaining to FCC, all the rates, government regulations and existing procedures related to the sale of Cellular Radio Service. Such rates, regulations and procedures will be incorporated as a reference to such agreement.

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The acceptance of a potential subscriber for the purpose of compensation depends on:

     A.   The proper completion of all the documents required by PRTC.

     B.   The approval of the customer credit analysis.

     C. The receipt and approval of any deposit or cash advanced required by PRTC.

ARTICLE 10. TERMINATION FOR JUST CAUSE

Any of the parties will have the right to terminate this Agreement due to just cause and it will be in effect after it notifies the termination to the other party, if the other party (1) has done any false representation or omission in the negotiation to establish this Agreement; (2) Transfer this Agreement without authorization; (3) Receive a notification of violation of the terms and/or conditions of this Contract or any license or permit required to such other party or to its employees in the management of its business of CRS and it does not correct such violation during the term that specifies such notification or in the thirty (30) days after the receipt of such notification, the first that expires.

ARTICLE 11. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico. Both parties agree to defend, indemnify, and hold harmless each other, assignee, employees, agents, and legal distributors, against any and all claims, including costs and attorney fees incurred in the defense for bodily injury or property damage caused by acts, negligence or omission of the other party, its agents, subcontractors or employees.

These provisions in no way substitute for the insurance required in this Agreement and have no intention in acting as insurance.

ARTICLE 12. INSURANCE

During the term of this contract, DISTRIBUTOR shall acquire commercial general liability, property, and personal damage insurance (including death and bodily harm) to cover any and all damages caused by the operation of its business. Such policy or policies shall have a limit of not less than $300,000 per person for bodily injury and death, and $300,000 for property damage. Such policy or policies shall be written by a responsible insurance company or companies licensed to do business in Puerto Rico. DISTRIBUTOR shall name PRTC as additional insured in such policies. Such policy or policies shall provide that they will not be canceled, altered, or non renewed, or convey a "hold harmless agreement" without at least thirty (30) days prior written notice to PRTC. PRTC could request DISTRIBUTOR with ninety (90) days prior written notice, to increase the insurance coverage according to inflation, or high reclamations that make insufficient the recovery limits herein established. DISTRIBUTOR shall provide evidence of the existence of such policy or policies. PRTC requests automobile insurance coverage for $100,000/$300,000 for bodily injury and $100,000 for property damage.

ARTICLE 13. RESPONSIBILITY AND INDEMNIFICATION

Neither of the parties is responsible for agreements or representations done by persons not authorized in this Contract. The parties are responsible for any bodily injury or property damage

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caused directly or indirectly by the other, according to the prevailing law, including the balancing of responsibility determined by a court of law. Each of the parties will defend and indemnify the other against any reclamation, suit, payment, action or judgment related to the operation of the other, that could be a result of the acts or omissions of the party that indemnifies. Both parties have the power to defend itself in actions brought against them, under its cost without affecting the rights expressed in Article 11. This indemnification will be sustained in full force and effect even if this Contract is terminated or expires.

ARTICLE 14. TERM OF AGREEMENT

This Agreement is effective on the date signed by DISTRIBUTOR and accepted in writing by PRTC and Shall continue in full force and effect for the period established in Article 3 or as expressed in Article 10.

ARTICLE 15. NOTICES

All notices shall be sent to:

To PRTC:

                  PUERTO RICO TELEPHONE COMPANY
                  CELLULAR SALES DIVISION
                  PO BOX 360998
                  SAN JUAN, PR 00936-998

To DISTRIBUTOR:

                  CORTELCO PUERTO RICO, INC.
                  PO BOX 363665
                  SAN JUAN, PR 00936-3665

Or to any other address both parties provide.

ARTICLE 16. ASSIGNMENT

This Agreement shall not be assigned by any of the parties without the prior written consent of the other party.

ARTICLE 17. TAXES

As per Executive Order of the Governor from June 18, 1991, Administrative Bulletin No. OE 1991-24, the subscriber states that the following information is necessary for the delivery of its services.

Certifies and guarantees that at the time of signature of this Contract, the income tax form for the previous five (5) years of this Contract has been filed and that no contributions are owed to the

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Commonwealth of Puerto Rico and that in the case that contributions are pending, there is a payment plan.

DISTRIBUTOR certifies and guarantees that at the time of signature of this Contract, all contributions for unemployment, disability, and driver's social security, are duly paid; and that in the case that contributions are pending, there is a payment plan.

DISTRIBUTOR expressly recognizes that the previous condition is of essence for the signature of this Agreement and in the case this would not be correct, PRTC shall leave without effect the same and proceed to claim all monies received under this Agreement. DISTRIBUTOR shall also proceed to request from the subcontractors the information herein stated and to notify PRTC about this particular.

THEREFORE, it is mutually agreed that the representatives sign as follow:


PUERTO RICO TELEPHONE COMPANY                DISTRIBUTOR
By: /s/ Efren Perez Quinones                 /s/ Edwin Colberg
   ----------------------------              ----------------------------------
Name: Efren Perez Quinones                   Edwin Colberg
                                             Vice President and General Manager
                                             Num. Seg. Patronal 066-023-7596
Date: 12/19/95


                              DISTRIBUTOR AGREEMENT
                          PUERTO RICO TELEPHONE COMPANY
                             CELLULAR SALES DIVISION

COMMISSIONS

Number of subscriptions                       Cellular number
1-25                                            $200.00 each
26-49                                           $250.00 each
50-99                                           $275.00 each
100-149                                         $300.00 each
150 +                                           $325.00 each

Notes:

     1.   New tariffs are effective November 1, 1995

     2.   Previous commissions are based on 30 calendar days as specified in
          Article I, DEFINITIONS. Subscriptions given on a specified time of work will not be effective for subsequent periods of work.

     3. Compensation will be paid as Article 5 states. DISTRIBUTORS shall provide PRTC the serial number. If the information given is incorrect, PRTC will not activate the system.

     4. PRTC shall pay commissions as herein stated. If DISTRIBUTOR reaches a new scale, its Commission will be incremented. For the first 25 it will be paid $200.00; the next 25, $250.00; the next 50, $275.00; the next 50, $300.00 and once reached 150, $325.00 for any 150 customers in a term of 30 days as described in Article I.

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